Exhibit 99.1

S.Y. Bancorp Announces Fourth Quarter 2009 Earnings of $0.41 Per Diluted Share, up 11% from the Year-Earlier Quarter

LOUISVILLE, Ky.--(BUSINESS WIRE)--January 26, 2010--S.Y. Bancorp, Inc. (NASDAQ:SYBT), parent company of Stock Yards Bank & Trust Company, with offices in the Louisville metropolitan area, Indianapolis and Cincinnati, today reported financial results for the fourth quarter and year ended December 31, 2009. Earnings for the fourth quarter of 2009 totaled $0.41 per diluted share, 11% ahead of the year-earlier quarter and rebounding from lower amounts earlier in 2009. In fact, earnings reached their highest level of the year in the fourth quarter of 2009. Other highlights of the fourth quarter included continued strong loan and deposit growth. Importantly, S.Y. Bancorp remained solidly profitable throughout the year despite severe economic pressures that have affected the banking industry. The following is a summary of results for the fourth quarter and year ended December 31, 2009 and 2008:

Quarter Ended December 31,	2009	2008	Change
Net income	$5,565,000	$5,066,000	10%
Net income per share, diluted	$0.41	$0.37	11%
Return on average equity	14.19%	14.28%
Return on average assets	1.24%	1.25%

Year Ended December 31,	2009	2008	Change
Net income	$18,989,000	$21,676,000	-12%
Net income per share, diluted	$1.39	$1.59	-13%
Return on average equity	12.60%	15.93%
Return on average assets	1.11%	1.38%

Commenting on the announcement, David Heintzman, Chairman and Chief Executive Officer, said, "We are very pleased to report solid and consistent earnings for 2009 – and in the year's final months, a sign of rebounding profitability against very difficult business conditions. This past year will be remembered as one of the most challenging for the banking industry since the Great Depression. Many banks will or have reported sizable losses for 2009, dragged down by mounting loan problems from overheated real estate prices. Fortunately, our presence in Louisville, Indianapolis and Cincinnati – each a relatively stable residential and commercial real estate market – has not exposed us to significant losses as property values have held up better than in many other cities. But we haven't avoided the collateral damage caused by severe credit quality issues at other banks. Healthy banks, not taxpayers, ultimately cover the cost of failed banks, and because of this, our FDIC insurance premiums increased to $2.7 million for 2009 from $127,000 just two years ago."

In the fourth quarter of 2009, capital levels remained significantly in excess of what is required to be considered "well-capitalized" under regulatory standards – the highest capital rating for financial institutions. Tier 1 leverage ratio, Tier 1 risk-based capital ratio and total risk-based capital ratio at December 31, 2009, were 10.31%, 11.80% and 13.69%, respectively, all exceeding the required minimums of 5%, 6% and 10%, respectively, necessary to be deemed a well-capitalized institution. The ratio of tangible common equity to total tangible assets (both non-GAAP measures – see reconciliation to closest GAAP measures later in this release) was 8.67% of total assets as of December 31, 2009, versus 8.83% at December 31, 2008, and 8.66% at September 30, 2009. The Company provides this ratio, in addition to those defined by banking regulators, because of its widespread use by investors as a means to evaluate capital adequacy.

S.Y. Bancorp's total assets increased 10% to $1.796 billion at December 31, 2009, from $1.629 billion at December 31, 2008, and were up 2% from $1.764 billion at September 30, 2009. Similarly, the Company's loan portfolio rose 7% to $1.440 billion at December 31, 2009, from $1.350 billion at December 31, 2008, and was 2% higher versus $1.412 billion at September 30, 2009. Deposits increased 12% to $1.418 billion at December 31, 2009, compared with $1.271 billion a year ago, and were up 4% from $1.362 billion at the end of the third quarter of 2009.

"Aside from the general measure of progress that earnings growth provides, we are gratified by several improvements in our operations and performance during 2009," Heintzman added. "The most significant of these was a continued increase in loans and deposits during the year, underscoring the strength of our competitive position and the confidence placed in us by our customers. This growth – 7% in loans for the year and 12% in deposits – affirms that we remain highly attuned to customer demands and preferences with a broad product line-up and high level of personalized service, both of which continue to set us apart as a leader in the community bank arena. Our expansion to Indianapolis and Cincinnati has played a significant role in this overall growth, accounting for more than 40% of our net loan growth in 2009 and more than one-third of the increase in our total deposits. We continue to have high expectations for these new markets as they remain on an upward trend toward achieving greater operational efficiency and market penetration. Specifically in Cincinnati, our newest market, we look forward to further growth in 2010 as we open two new offices, one in the first quarter and another in the third quarter, and begin to ramp up our commercial lending efforts. Building on experience gained in Indianapolis and with the recent move to hire seasoned lenders in Cincinnati, we expect these efforts will contribute to more rapid development of this market."

Heintzman noted that despite the adverse impact of the national economic downturn, the Company's conservative approach to credit risk enabled S.Y. Bancorp to maintain industry-leading credit quality in its loan portfolio during 2009, with non-performing assets well below 1% of total assets. In comparison, recent industry data indicates that banks with under $10 billion in assets had an average of approximately 4% of their loans in non-performing status at September 30, 2009. "Although we are pleased with the Company's performance in this area and recognize the diligent efforts of employees throughout the organization to maintain a strong focus on credit quality, we recognize that only a recovery in the general economy will ultimately bring this challenging credit cycle to an end," Heintzman added. "Until then, we will remain in our customary conservative stance toward risk management, recognizing that our ability to maintain a strong balance sheet will keep us positioned to take advantage of strategic opportunities for growth in the coming years."

Other areas that showed promise in 2009, according to Heintzman, included the Company's investment management and trust service, which reported higher fee income in the fourth quarter of 2009 – the first quarter-over-quarter upturn in revenues for the year. This improvement reflected a general recovery in the stock market over the year, as most fees largely track security values, as well as continued growth in accounts under management. Assets under management totaled $1.546 billion at December 31, 2009, up from $1.347 billion at the end of 2008.

Continued strong loan growth helped S.Y. Bancorp offset the lower net interest margin that prevailed in 2009. Net interest income – the Company's largest source of revenue – increased $816,000 or 6% in the fourth quarter of 2009 compared with the year-earlier period. In the fourth quarter of 2009, net interest margin was 20 basis points lower year over year at 3.72% versus 3.92% in the fourth quarter of 2008, but it was up 15 basis points from the year's trough seen in the third quarter of 2009. The decline in net interest margin from the fourth quarter of 2008 reflected lower prevailing interest rates over the past year and the impact of maintaining a significantly higher liquidity position in 2009, which management considers prudent given the current operating environment, as well as higher interest expense in the current year related to the Company's December 2008 issuance of trust preferred securities. The increase in net interest margin from the third quarter of 2009 largely reflected lower funding costs. For the year ended December 31, 2009, net interest income increased $1,817,000 or 3% compared with 2008. Net interest margin for the year ended December 31, 2009, was down 25 basis points to 3.68% from 3.93% a year ago.

Non-performing loans (NPLs) increased to $12,101,000 at December 31, 2009, or 0.84% of total period-end loans outstanding, from $4,710,000 at December 31, 2008, or 0.35% of loans then outstanding, reflecting the economic stress of the past year. On a linked-quarter basis, non-performing loans increased from $8,704,000 at September 30, 2009, or 0.62% of period-end loans. Non-performing assets (NPAs), which include non-performing loans, other real estate owned (OREO) and repossessed assets, reflecting similar trends, increased to $13,717,000, or 0.76% of total assets at December 31, 2009, versus $6,366,000, or 0.39% of total assets at the end of 2008, and $10,641,000, or 0.60% of total assets at September 30, 2009. The increase in NPLs and NPAs in the fourth quarter of 2009 versus the third quarter of 2009 reflected the reclassification of certain loans as non-performing that were downgraded in the third quarter; however, the Company established significant allocations in the third quarter based on those downgrades, so this reclassification did not materially affect the fourth quarter provision for loan losses. At current levels, the relative amounts of NPLs and NPAs are above the historic range for these metrics during the past five years, yet they remain substantially below industry averages. Net charge-offs in the fourth quarter of 2009 totaled $1,189,000, or 0.08% of average loans, compared with $354,000, or 0.03% of average loans, in the year-earlier quarter and $713,000, or 0.05% of average loans, in the third quarter of 2009. With annual charge-offs equivalent to 29 basis points in the past year, the Company expects that its experience will continue to compare very favorably with the industry as banks report financial results for 2009.

The Company's loan loss provision for the fourth quarter of 2009 was $1,350,000 compared with $950,000 in the year-earlier period, but was down from $3,475,000 in the third quarter of 2009. Management's actions to increase the allowance for loan losses in 2009 reflect a concern that a prolonged economic downturn continues to take a toll on the Company's loan portfolio and underlying collateral values, extending its impact further to lending relationships that have to date not been identified. The lower provision for the fourth quarter of 2009 compared with the third quarter of 2009 primarily reflects the significant allocations established last quarter in connection with the downgrading of certain loans. The increased provision for 2009 results from a consistent allowance methodology that is driven by risk ratings. Since the Company is unable to determine how long the current economic downturn will continue or when business conditions will begin to meaningfully improve, S.Y. Bancorp intends to continue with its historically conservative stance toward credit quality, remaining cautious in assessing the potential risk in the loan portfolio. The Company's allowance for loan losses was 1.39% of total loans at December 31, 2009, versus 1.14% at December 31, 2008, and 1.40% at September 30, 2009.

Because of a relatively low level of foreclosed assets, the Company thus far has been able to approach collateral sales in an orderly fashion to minimize losses. Should market conditions worsen and foreclosed assets increase significantly, this flexibility may be reduced and management may be forced to liquidate problem loans more rapidly, thus increasing the loss on these assets.

Non-interest income increased $818,000 or 12% in the fourth quarter compared with the same quarter last year, largely reflecting gains on sales of mortgage loans, realized and unrealized gains of an investment in a domestic private equity fund recorded using the equity method of accounting, and higher mortgage banking fees. Growth in investment management and trust service fees, which represents the largest component of non-interest income, also contributed to the increase in non-interest income in the fourth quarter of 2009. These increases helped offset losses on sales of securities during the quarter. For the year, non-interest income increased $1,874,000 or 7% compared with 2008, again reflecting gains on sales of mortgage loans, higher mortgage banking fees, realized and unrealized gains of an investment in a domestic private equity fund, and reduced losses on sales of securities during the year. These increases more than offset a decline in investment management and trust services in 2009.

Non-interest expense increased $514,000 or 4% in the fourth quarter of 2009 versus the same period last year. Higher non-interest expense for the quarter was due primarily to an increase of $908,000 or 14% in salaries and employee benefits expense, reflecting the creation of several new management-level positions during the past year. Higher FDIC insurance premiums contributed to increased non-interest expense in the fourth quarter of 2009. Positively affecting the year-to-year comparison were write-downs of certain investments and OREO in the year-earlier quarter that did not recur. For the year, non-interest expense rose $3,457,000 or 7% compared with 2008 largely due to an increase of $2,066,000 in FDIC insurance expense – including the second quarter 2009 special assessment – and higher salaries and employee benefits expense, which together were offset partially by lower other non-interest income due to the aforementioned write-downs in the fourth quarter of 2008. The Company's fourth quarter efficiency ratio was 58.53% compared with 60.58% in the fourth quarter of 2008 and 58.81% for 2009 compared with 57.35% in the year-earlier period.

In November, S.Y. Bancorp's Board of Directors declared its regular quarterly cash dividend of $0.17 per share. The latest dividend was distributed on January 4, 2010, to stockholders of record as of December 14, 2009. For 2009, total cash dividends declared remained at $0.68 per share, the highest level in the Company's history, even as S.Y. Bancorp maintained a strong capital base to weather recessionary conditions and position the Company for continued growth.

Louisville, Kentucky-based S.Y. Bancorp, Inc., with $1.8 billion in assets, was incorporated in 1988 as a bank holding company. It is the parent company of Stock Yards Bank & Trust Company, which was established in 1904. The Company's common shares trade on the NASDAQ Global Select Market under the symbol SYBT. The trust preferred securities of S.Y. Bancorp Capital Trust II also trade on the NASDAQ Global Select Market under the symbol SYBTP.

This report contains forward-looking statements under the Private Securities Litigation Reform Act that involve risks and uncertainties. Although the Company's management believes the assumptions underlying the forward-looking statements contained herein are reasonable, any of these assumptions could be inaccurate. Therefore, there can be no assurance the forward-looking statements included herein will prove to be accurate. Factors that could cause actual results to differ from those discussed in forward-looking statements include, but are not limited to: economic conditions both generally and more specifically in the markets in which the Company and its subsidiaries operate; competition for the Company's customers from other providers of financial services; government legislation and regulation, which change from time to time and over which the Company has no control; changes in interest rates; material unforeseen changes in liquidity, results of operations, or financial condition of the Company's customers; and other risks detailed in the Company's filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the Company.

S.Y. Bancorp, Inc.
Tangible Common Equity Ratio
(Amounts in thousands)

	December 31,	September 30,	December 31,
	2009	2009	2008
Total stockholders' equity (a)	$156,295	$153,265	$144,500
Less goodwill	(682)	(682)	(682)
Tangible common equity (c)	$155,613	$152,583	$143,818

Total assets (b)	$1,795,604	$1,763,533	$1,628,763
Less goodwill	(682)	(682)	(682)
Tangible assets (d)	$1,794,922	$1,762,851	$1,628,081

Total stockholders' equity to total assets (a/b)	8.70%	8.69%	8.87%
Tangible common equity ratio (c/d)	8.67%	8.66%	8.83%

S.Y. Bancorp, Inc. Financial Information
Fourth Quarter 2009 Earnings Release
(In thousands unless otherwise noted)

	Fourth Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Income Statement Data
Net interest income, fully tax equivalent (1)	$15,797	$14,981	$59,729	$57,872
Interest income
Loans	$19,524	$19,535	$76,889	$80,171
Federal funds sold	28	26	79	478
Mortgage loans held for sale	103	31	389	218
Securities	1,662	1,886	6,499	6,254
Total interest income	21,317	21,478	83,856	87,121
Interest expense
Deposits	4,048	5,529	18,001	24,532
Securities sold under agreements to repurchase	87	125	271	841
Federal funds purchased	10	26	63	314
Other short-term borrowings	-	40	-	436
Federal Home Loan Bank advances	776	832	3,341	3,928
Subordinated debentures	863	209	3,505	212
Total interest expense	5,784	6,761	25,181	30,263
Net interest income	15,533	14,717	58,675	56,858
Provision for loan losses	1,350	950	8,650	4,050
Net interest income after provision for loan losses	14,183	13,767	50,025	52,808
Non-interest income
Investment management and trust income	2,977	2,803	11,180	12,203
Service charges on deposit accounts	2,129	2,045	8,098	8,350
Bankcard transaction revenue	758	671	2,909	2,645
Gains on sales of mortgage loans held for sale	553	254	2,163	1,253
Gain (loss) on the sale of securities	(339)	-	(339)	(607)
Brokerage commissions and fees	491	499	1,749	1,797
Bank owned life insurance	251	247	988	1,020
Other non-interest income	627	110	3,525	1,738
Total non-interest income	7,447	6,629	30,273	28,399
Non-interest expense
Salaries and employee benefits expense	7,509	6,601	30,147	28,209
Net occupancy expense	1,104	1,081	4,185	4,247
Data processing expense	1,109	1,093	4,479	4,108
Furniture and equipment expense	319	275	1,234	1,117
State bank taxes	475	340	1,765	1,334
FDIC insurance expense	549	181	2,687	621
Other non-interest expenses	2,540	3,520	8,435	9,839
Total non-interest expense	13,605	13,091	52,932	49,475
Net income before income tax expense	8,025	7,305	27,366	31,732
Income tax expense	2,460	2,239	8,377	10,056
Net income	$5,565	$5,066	$18,989	$21,676

Weighted average shares - basic	13,593	13,463	13,561	13,440
Weighted average shares - diluted	13,680	13,675	13,689	13,630

Basic earnings per share	$0.41	$0.38	$1.40	$1.61
Diluted earnings per share	0.41	0.37	1.39	1.59
Cash dividend declared per share	0.17	0.17	0.68	0.68

Balance Sheet Data (at period end)
Total loans			$1,439,587	$1,349,637
Allowance for loan losses			20,000	15,381
Total assets			1,795,604	1,628,763
Non-interest bearing deposits			211,352	182,778
Interest bearing deposits			1,206,832	1,088,147
Federal home loan bank advances			60,453	70,000
Subordinated debentures			40,930	40,960
Stockholders' equity			156,295	144,500
Total shares outstanding			13,607	13,474
Book value per share			11.49	10.72
Market value per share			21.35	27.50

S.Y. Bancorp, Inc. Financial Information
Fourth Quarter 2009 Earnings Release

	Fourth Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Average Balance Sheet Data
Average federal funds sold	$62,752	$6,487	$42,759	$23,992
Average investment securities	193,180	188,554	179,969	148,539
Average loans	1,422,975	1,323,434	1,391,655	1,295,711
Average earning assets	1,686,881	1,520,146	1,621,768	1,472,098
Average assets	1,782,983	1,616,476	1,717,485	1,567,967
Average interest bearing deposits	1,173,119	1,079,626	1,133,048	1,039,723
Average total deposits	1,388,964	1,268,245	1,331,936	1,216,833
Average federal funds purchased and securities
sold under agreement to repurchase	77,055	80,457	74,207	79,582
Average short-term borrowings	1,339	5,611	1,139	12,099
Average long-term debt	119,732	85,909	121,834	89,372
Average interest bearing liabilities	1,371,245	1,251,603	1,330,228	1,220,776
Average stockholders' equity	155,542	141,129	150,728	136,112

Performance Ratios
Annualized return on average assets	1.24%	1.25%	1.11%	1.38%
Annualized return on average equity	14.19%	14.28%	12.60%	15.93%
Net interest margin, fully tax equivalent	3.72%	3.92%	3.68%	3.93%
Non-interest income to total revenue, fully tax equivalent	32.04%	30.68%	33.64%	32.92%
Efficiency ratio	58.53%	60.58%	58.81%	57.35%

Capital Ratios
Average stockholders' equity to average assets	8.72%	8.73%	8.78%	8.68%
Tier 1 risk-based capital			11.80%	11.90%
Total risk-based capital			13.69%	13.67%
Leverage			10.31%	10.62%

Loans by Type
Commercial and industrial			$341,014	$348,174
Construction and development			204,653	167,402
Real estate mortgage - commercial investment			326,421	248,308
Real estate mortgage - owner occupied commercial			230,001	249,164
Real estate mortgage - 1-4 family residential			147,342	160,322
Home equity - first lien			41,644	22,973
Home equity - junior lien			108,398	122,535
Consumer			40,114	30,759

Asset Quality Data
Allowance for loan losses to total loans			1.39%	1.14%
Allowance for loan losses to average loans	1.41%	1.16%	1.44%	1.19%
Allowance for loan losses to non-performing loans			165.28%	326.56%
Nonaccrual loans			$10,455	$4,455
Troubled debt restructuring			753	-
Loans - 90 days past due & still accruing			893	255
Total non-performing loans			12,101	4,710
OREO and repossessed assets			1,616	1,656
Total non-performing assets			13,717	6,366
Non-performing loans to total loans			0.84%	0.35%
Non-performing assets to total assets			0.76%	0.39%
Net charge-offs to average loans (2)	0.08%	0.03%	0.29%	0.16%
Net charge-offs	$1,189	$354	$4,031	$2,119

Other Information
Total assets under management (in millions)			$1,546	$1,347
Full-time equivalent employees			470	464

S.Y. Bancorp, Inc. Financial Information
Fourth Quarter 2009 Earnings Release

	Five Quarter Comparison
	12/31/09	9/30/09	6/30/09	3/31/09	12/31/08
Income Statement Data
Net interest income, fully tax equivalent (1)	$15,797	$14,980	$14,581	$14,371	$14,981
Net interest income	$15,533	$14,717	$14,317	$14,108	$14,717
Provision for loan losses	1,350	3,475	2,200	1,625	950
Net interest income after provision for loan losses	14,183	11,242	12,117	12,483	13,767
Investment management and trust income	2,977	2,731	2,801	2,671	2,803
Service charges on deposit accounts	2,129	2,120	2,038	1,811	2,045
Bankcard transaction revenue	758	745	747	659	671
Gains on sales of mortgage loans held for sale	553	667	444	499	254
Gain (loss) on the sale of securities	(339)	-	-	-	-
Brokerage commissions and fees	491	436	437	385	499
Bank owned life insurance	251	249	245	243	247
Other non-interest income	627	1,253	1,352	293	110
Total non-interest income	7,447	8,201	8,064	6,561	6,629
Salaries and employee benefits expense	7,509	7,569	7,669	7,400	6,601
Net occupancy expense	1,104	1,060	1,013	1,008	1,081
Data processing expense	1,109	1,091	1,248	1,031	1,093
Furniture and equipment expense	319	316	307	292	275
State bank taxes	475	428	474	388	340
FDIC Insurance expense	549	471	1,245	422	181
Other non-interest expenses	2,540	2,093	2,074	1,728	3,520
Total non-interest expense	13,605	13,028	14,030	12,269	13,091
Net income before income tax expense	8,025	6,415	6,151	6,775	7,305
Income tax expense	2,460	2,016	1,863	2,038	2,239
Net income	$5,565	$4,399	$4,288	$4,737	$5,066

Weighted average shares - basic	13,593	13,584	13,564	13,500	13,463
Weighted average shares - diluted	13,680	13,702	13,729	13,637	13,675

Basic earnings per share	$0.41	$0.32	$0.32	$0.35	$0.38
Diluted earnings per share	0.41	0.32	0.31	0.35	0.37
Cash dividend declared per share	0.17	0.17	0.17	0.17	0.17

Balance Sheet Data (at period end)
Total loans	$1,439,587	$1,412,178	$1,398,679	$1,376,225	$1,349,637
Allowance for loan losses	20,000	19,839	17,077	16,208	15,381
Total assets	1,795,604	1,763,533	1,746,759	1,630,724	1,628,763
Non-interest bearing deposits	211,352	216,490	205,403	190,080	182,778
Interest bearing deposits	1,206,832	1,145,261	1,131,610	1,095,954	1,088,147
Federal home loan bank advances	60,453	90,456	90,458	70,460	70,000
Subordinated debentures	40,930	40,930	40,930	40,930	40,960
Stockholders' equity	156,295	153,265	149,524	146,931	144,500
Total shares outstanding	13,607	13,588	13,580	13,541	13,474
Book value per share	11.49	11.28	11.01	10.85	10.72
Market value per share	21.35	23.09	24.17	24.30	27.50

S.Y. Bancorp, Inc. Financial Information
Fourth Quarter 2009 Earnings Release

	Five Quarter Comparison
	12/31/09	9/30/09	6/30/09	3/31/09	12/31/08
Average Balance Sheet Data
Average loans	$1,422,975	$1,391,207	$1,390,379	$1,361,389	$1,323,434
Average assets	1,782,983	1,762,706	1,694,508	1,627,538	1,616,476
Average earning assets	1,686,881	1,666,277	1,599,655	1,532,070	1,520,146
Average total deposits	1,388,964	1,361,975	1,311,330	1,263,769	1,268,244
Average long-term debt	119,732	131,387	125,015	111,003	85,909
Average interest bearing liabilities	1,371,245	1,373,296	1,313,103	1,261,589	1,251,603
Average stockholders' equity	155,542	152,006	149,113	146,132	141,129

Performance Ratios
Annualized return on average assets	1.24%	0.99%	1.01%	1.18%	1.25%
Annualized return on average equity	14.19%	11.48%	11.53%	13.15%	14.28%
Net interest margin, fully tax equivalent	3.72%	3.57%	3.66%	3.80%	3.92%
Non-interest income to total revenue, fully tax equivalent	32.04%	35.38%	35.61%	31.34%	30.68%
Efficiency ratio	58.53%	56.20%	61.96%	58.61%	60.58%

Capital Ratios
Average stockholders' equity to average assets	8.72%	8.62%	8.80%	8.98%	8.73%
Tier 1 risk-based capital	11.80%	11.68%	11.55%	11.84%	11.90%
Total risk-based capital	13.69%	13.57%	13.31%	13.62%	13.67%
Leverage	10.31%	10.22%	10.49%	10.75%	10.62%

Loans by Type
Commercial and industrial	$341,014	$336,395	$347,180	$364,004	$348,174
Construction and development	204,653	198,586	193,855	172,759	167,402
Real estate mortgage - commercial investment	326,421	311,206	286,237	253,213	248,308
Real estate mortgage - owner occupied commercial	230,001	218,611	226,755	246,196	249,164
Real estate mortgage - 1-4 family residential	147,342	155,227	153,316	154,986	160,322
Home equity - 1st lien	41,644	39,566	39,858	35,014	22,973
Home equity - junior lien	108,398	113,132	116,946	119,791	122,535
Consumer	40,114	39,455	34,532	30,262	30,759

Asset Quality Data
Allowance for loan losses to total loans	1.39%	1.40%	1.22%	1.18%	1.14%
Allowance for loan losses to average loans	1.41%	1.43%	1.23%	1.19%	1.16%
Allowance for loan losses to non-performing loans	165.28%	227.93%	193.62%	277.01%	326.56%
Nonaccrual loans	$10,455	$7,166	$6,123	$4,539	$4,455
Troubled debt restructuring	753	761	773	-	-
Loans - 90 days past due & still accruing	893	777	1,924	1,312	255
Total non-performing loans	12,101	8,704	8,820	5,851	4,710
OREO and repossessed assets	1,616	1,937	1,620	1,678	1,656
Total non-performing assets	13,717	10,641	10,440	7,529	6,366
Non-performing loans to total loans	0.84%	0.62%	0.63%	0.43%	0.35%
Non-performing assets to total assets	0.76%	0.60%	0.60%	0.46%	0.39%
Net charge-offs to average loans (2)	0.08%	0.05%	0.10%	0.06%	0.03%
Net charge-offs	1,189	$713	$1,331	$798	$354

Other Information
Total assets under management (in millions)	$1,546	$1,453	$1,375	$1,304	$1,347
Full-time equivalent employees	470	467	457	460	464

(1) - Interest income on a fully tax equivalent basis includes the additional amount of interest income that would have been earned if investments in certain tax-exempt interest earning assets had been made in assets subject to federal, state and local taxes yielding the same after-tax income.

(2) - Interim ratios not annualized

Certain prior-period amounts have been reclassified to conform with current presentation.

CONTACT:
S.Y. Bancorp, Inc.
Nancy B. Davis
Executive Vice President, Treasurer and Chief Financial Officer
502-625-9176